Exhibit 10.25

ASPEN AEROGELS, INC.
COMPENSATION RECOUPMENT POLICY

Incentive Compensation received by certain executive officers and employees of Aspen Aerogels, Inc. (the “Company”) is subject to recoupment in the circumstances set out in this compensation recoupment policy (this “Policy”). This policy is effective on December 18, 2018 (the “Effective Date”).

1.0Application

This Policy applies to each employee of the Company who is or becomes a Designated Individual on or after the Effective Date and applies to all Incentive Compensation granted or paid to the employee on or after the later of: (i) the Effective Date and (ii) the date the employee first became a Designated Individual.  Persons who become subject to this Policy remain subject to this Policy even if they cease to be a Designated Individual, or cease to be an employee of the Company. However, for the avoidance of doubt, this Policy does not apply to dividend equivalents which may be credited after the date the employee first became subject to this Policy which relate to awards granted prior to such date.

“Designated Individual” means (i) the chief executive officer and the chief financial officer and each of their direct reports; (ii) any other executive officer designated by the Compensation Leadership and Development Committee (the “Committee”) from time to time; and (iii) any other Company employee with material oversight responsibility over those who prepare the Company’s financial statements, as designated by the Company from time to time.

“Financial Restatement” means an accounting restatement of any of the unaudited interim quarterly or audited annual consolidated financial statements of the Company due to significant non-compliance with financial reporting requirements under applicable laws, rules and regulations, but does not include a restatement due to a change in applicable securities laws or an order issued by applicable securities regulatory authorities, a regulatory decision, a change in accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

“Incentive Compensation” means that portion of a Designated Individual’s total compensation from the Company that is related to achieving financial or other performance goals under a variable short- or long-term incentive compensation plan of the Company, whether or not such compensation has been paid or vested, as applicable.  Incentive Compensation includes cash bonuses, stock options, restricted share units, performance share units, restricted shares and all equivalents and other equity-based compensation.

“Excess Incentive Compensation Amount” means: (i) Incentive Compensation referable to the financial years subject to a Financial Restatement which is in excess of the Incentive Compensation that the Designated Individual was or would have been paid or awarded and which was paid or awarded within  three years before the date on which the applicable interim or annual financial statements reflecting the relevant Financial Restatement were first publicly disclosed.

“Misconduct” means fraud, intentional and material non-compliance with applicable laws or the Company’s Code of Business Conduct and Ethics and any failure to report or take action to stop the misconduct of another employee in respect of which the Designated Individual had actual knowledge or was willfully blind.

2.0When Is Incentive Compensation Subject to Recoupment

2.01	Recoupment as Required by Law

The Company may recoup Incentive Compensation if required by any applicable law, rule or regulation, stock exchange rule or regulatory body having jurisdiction over the Company from time to time.

2.02	Financial Restatement

The Company may recoup all or a part of the Excess Incentive Compensation Amount from a current or former Designated Individual in the event of a Financial Restatement.

2.03	Misconduct

In the event of a Misconduct, the Company may recover, terminate the vesting of, and/or provide for the forfeiture of any Incentive Compensation from any Designated Individual who engaged in the Misconduct, or any Designated Individual who knew or ought to have known about the Misconduct and failed to report it.

3.0Recoupment Process

3.01	Determination of Recoupment Amount

In determining whether to recoup Incentive Compensation and the amount of the Excess Incentive Compensation Amount that is subject to recoupment under this Policy the Committee may take into account any factors it deems relevant, including:

(a)	the individual’s position and degree of responsibility for the Financial Restatement;
(b)	the availability of other remedies to the Company;
(c)	any actual or potential penalties or punishments which regulators or third parties may impose on the relevant individual or the Company;
(d)	the taxes paid by the relevant individual and the right of the relevant individual to recover all or any part of those taxes; and
(e)

the cost and likely outcome of any potential litigation relating to the recoupment, and whether recoupment may prejudice any other interests of the Company, including its interest in any related proceeding or investigation.

3.02	Determinations and Due Process

All determinations under this Policy to be made by the Company will be made by the board of directors of the Company (the “Board”) or a committee thereof to which authority to make such determinations is delegated by the Board, and all such determinations will be final and binding on all interested parties.

3.03	Procedure for Recoupment

In recovering any Excess Incentive Compensation Amount, the Company may:

(a)

cancel, or require such individual to forfeit, the receipt or payment of all or part of such Incentive Compensation, valuing any forfeited restricted share units, performance share units, restricted shares, and stock options as of the date of forfeiture; and/or

(b)	require reimbursement to the Company of cash-settled short-term or long-term Incentive Compensation that has been paid to the relevant individual; and/or
(c)

require payment to the Company of an amount equal to the benefit to the individual from (i) each restricted share unit, performance share unit and restricted share awarded settled, and (ii) each stock option exercised by the affected individual, in each case valuing the benefit as at the date of settlement or exercise, as applicable, of the award; and

(d)

deduct amounts from salary, wages, Incentive Compensation and/or any other compensation owing, awarded or payable by the Company to the applicable individual or withhold forfeit and/or cancel any Incentive Compensation and to bring any other actions against the individual which it may deem necessary or advisable to recover all of the amount.

4.0General

This Policy and the remedies available under this Policy are in addition to any other action, remedy or other claim or cause of action available to the Company against the applicable Designated Individual under applicable law, up to and including termination of employment and/or legal action for breach of fiduciary duty.

This Policy will take effect with respect to Incentive Compensation paid, granted or made available to Designated Individuals from and after the Effective Date.  This Policy may be terminated or amended at any time by the Board.  Any employment agreement or incentive award or similar agreement entered into or amended after the effective date of this Policy may, as a condition to the grant of any benefit covered by such agreement or award, require the affected employee to contractually agree to abide by the terms of this Policy.

This Policy will be reviewed and updated periodically to reflect current market practice.

Approved by the Board on December 12, 2018.